      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 25, 1999


                                                      Registration No. 333-74189
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 ---------------


                                 AMENDMENT NO. 2


                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                        ALGOS PHARMACEUTICAL CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                    DELAWARE
         (State or other Jurisdiction of incorporation or organization)

                                   22-3142274
                     (I.R.S. Employer Identification Number)

                                 ---------------

                               1333 CAMPUS PARKWAY
                         NEPTUNE, NEW JERSEY 07753-6815
                                 (732) 938-5959
                    (Address of principal executive offices)

                                ----------------

                                  JOHN W. LYLE
                        ALGOS PHARMACEUTICAL CORPORATION
                               1333 CAMPUS PARKWAY
                         NEPTUNE, NEW JERSEY 07753-6815
                                 (732) 938-5959
            (Name, address, including zip code, and telephone number,
                   including area code, of Agent for Service)

                                 ---------------

                                    Copy to:
                              RAYMOND Y. LIN, ESQ.
                                LATHAM & WATKINS
                          885 THIRD AVENUE, SUITE 1000
                            NEW YORK, NEW YORK 10022
                                 (212) 906-1200

                                 ---------------

      APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.

      If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.|_|

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement of the same offering. |_|

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                                ----------------

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

                    Subject to Completion, Dated May 25, 1999


The information in this prospectus is not complete and may be changed. These securities may not be sold by any person until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

                                    3,028,026
                        ALGOS PHARMACEUTICAL CORPORATION
                                  Common Stock

      This prospectus relates to an aggregate offering of up to 3,028,026 shares of common stock, $.01 par value per share, of Algos Pharmaceutical Corporation. We are filing this registration statement to comply with the terms of a purchase and registration rights agreement we entered into with Biotech Target S.A., and a stockholders' agreement that we entered into in 1994 with our stockholders before our initial public offering which granted certain registration rights to them. The shares of common stock may be offered and sold from time to time by the stockholders of Algos listed under the caption "Selling Stockholders" or who are referenced in a supplement or amendment to this prospectus.

      The shares offered by this prospectus were acquired by the selling stockholders in transactions exempt from registration under the Securities Act of 1933, any amendments to the Securities Act of 1933 and applicable state securities laws.

      You should read this prospectus and any prospectus supplements carefully before you invest.

      Our common stock is listed on the Nasdaq National Market under the symbol "ALGO." On April 28, 1999, the last reported sales price of our common stock on the Nasdaq National Market was $29.00 per share.

      The shares offered in this prospectus may be sold from time to time to purchasers directly by any of the selling stockholders. Alternatively, a selling stockholder may from time to time offer the shares through underwriters, dealers or agents who may receive compensation in the form of underwriting discounts, concessions or commissions.

      This investment involves risks. See the "Risk Factors" section beginning on page 2.

                                ----------------

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this prospectus is truthful or complete. Any representation to the contrary is illegal.

                   The date of this prospectus is May __, 1999

                                ----------------

      We have not authorized any dealer, salesperson or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus and any accompanying supplement to this prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus or any accompanying prospectus supplement as if we had authorized it. This prospectus and any accompanying supplement to this prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do this prospectus and any accompanying supplement to this prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus and any supplement to this prospectus is correct on any date after their respective dates, even though this prospectus or a supplement is delivered or securities are sold on a later date.

                                 ---------------
                                Table of Contents
                                 ---------------


                                                                            Page
                                                                            ----
Algos Pharmaceutical Corporation...............................................1
Private Placement and Stockholders' Agreement..................................2
Risk Factors...................................................................2
Where You Can Find More Information............................................8
Incorporation of Certain Documents by Reference................................9
Forward-Looking Statements....................................................10
Use of Proceeds...............................................................10
Dividend Policy...............................................................10
Certain Provisions of Delaware Law and of our Charter and By-Laws.............11
Selling Stockholders..........................................................12
Plan of Distribution..........................................................13
Legal Matters.................................................................15
Experts.......................................................................15


                        ALGOS PHARMACEUTICAL CORPORATION

      Algos Pharmaceutical Corporation is developing a new class of analgesic and anesthetic drugs for managing moderate to severe pain. These drugs are based on an understanding of the way in which human nerves control the perception of pain. Algos holds patents covering its drug products and their proposed applications.

      The first applications of Algos' technology target a specific type of receptor for pain located on nerves known as the N-methyl-D-aspartate, or NMDA, receptor. Algos' technology combines existing analgesics and anesthetics with a drug that targets, or antagonizes, the NMDA receptor and that has already been approved for human use in other applications. Independent research and Algos' studies and human trials conducted to date have shown that these combination products may provide significantly superior pain relief compared to currently available analgesics and anesthetics, including opioid drugs such as morphine, hydrocodone and oxycodone and anesthetic drugs such as lidocaine. In addition, Algos is using this patented technology to develop other products, including an intranasal treatment product for migraine pain and products for addiction treatment.


      According to studies conducted by industry analysts, the United States market for moderate to severe pain products was approximately $1.8 billion in 1998. MorphiDex'r', Algos' lead product, will compete in the segment of this market that includes morphine and other strong pain relievers. This segment has grown at the rate of 35% in dollars annually over the past three years and is expected to approach $1 billion in sales in 1999.


      Algos filed a New Drug Application with the United States Food and Drug Administration, the FDA, for MorphiDex'r' on August 19, 1998. This filing was made under the Prescription Drug User Fee Act. Under this act, the FDA must review and act on the MorphiDex'r' New Drug Application within 12 months of filing. MorphiDex'r' is a patented combination of morphine and a drug that antagonizes the NMDA receptor, known as dextromethorphan. The New Drug Application includes data covering 2,200 patients in 14 single-dose and multiple-dose studies.

      In addition to MorphiDex'r', Algos has a number of other products in development. Products that are currently being tested in human clinical trials or that are scheduled to commence human clinical trials in 1999 include:

            HydrocoDex'TM', an oral product expected to be used primarily to treat moderate to moderately severe post-operative pain, trauma pain, and chronic pain conditions;

            OxycoDex'TM', an oral product expected to be used primarily to treat moderate to moderately severe pain;

            NeuroDex'TM', an oral product expected to be used primarily to treat neuropathic pain;

            LidoDex NS'TM', an intranasal product to be developed in collaboration with Interneuron Pharmaceuticals, Inc. expected to be used to treat migraine headaches;

            LidoDex IED'TM', an injectible pain product expected to be used for in-patient and out-patient surgeries;

            a combination product, consisting of acetaminophen and a drug that antagonizes the NMDA receptor, which has been licensed to McNeil Consumer Products Company;

            a combination product, consisting of an over-the-counter non-steroidal anti-inflammatory drug and a drug that antagonizes the NMDA receptor, which has been licensed to McNeil Consumer Products Company; and

            addiction treatment products including treatments for:

                  heroin addiction, which Algos is developing in collaboration with the National Institute on Drug Abuse; and

                  nicotine addiction.

      Algos is evaluating other applications of its patented technology and may choose to advance additional products to clinical development. In addition, Algos may develop other technologies for the management of pain. Algos' drug development program is based upon a continuous review of clinical results, newly published scientific papers, the possibility of joint development or research arrangements with research institutes or commercial organizations, the availability of resources at Algos or outside of Algos and available funds. Finally, based on clinical results, marketing studies or other factors, Algos may elect to delay, modify, or suspend the development of any of its products in clinical development.

      Algos was incorporated in Delaware in 1992. Its executive offices are located at 1333 Campus Parkway, Neptune, New Jersey 07753-6815, and its telephone number is (732) 938-5959.

                  PRIVATE PLACEMENT AND STOCKHOLDERS' AGREEMENT


      On November 9, 1998, Algos sold to Biotech Target S.A. 1,000,000 shares of Algos common stock and a warrant to purchase 250,000 shares of Algos common stock at an exercise price of $25.00 per share for an aggregate purchase price of $25.0 million. The warrant may be exercised by Biotech Target S.A. after November 9, 1999. Algos agreed to register the resales of shares of common stock purchased by Biotech Target S.A. In addition, Algos agreed to register the resale of the shares of common stock issuable upon exercise of the warrant by November 9, 1999. Algos is filing this registration statement in compliance with these agreements. In connection with these registrations, Algos also agreed to indemnify Biotech Target S.A. from liability caused by any untrue statements of material fact or the failure to state a material fact in this registration statement.

      In 1994, Algos entered into a stockholders' agreement with certain of its stockholders. By the terms of the stockholders' agreement, the registration of shares of common stock on behalf of another party, such as Biotech Target S.A., triggers an obligation on the part of Algos to register shares of common stock held by those parties to the stockholders' agreement who elect to have Algos do so. Algos is registering certain additional shares in accordance with this obligation under the stockholders' agreement.

                                  RISK FACTORS

      Algos operates in a rapidly changing environment that involves a number of risks that may significantly affect Algos' results, some of which are beyond Algos' control. The following discussion highlights some of these risks and others are discussed elsewhere in this prospectus.

If we are unable to develop a marketable product from which we can derive revenues, we are unlikely to achieve profitability.

      We have no revenues from product sales and no history of commercial manufacturing or marketing. To date, substantially all of our funding has been provided by contributions of capital made by our founders, sales of our stock and payments received under a license agreement with McNeil Consumer Products Company with whom we are working to develop an over-the-counter pain reliever. As a result, we have experienced losses since our inception and losses are continuing and are expected to continue.

      We have a limited history upon which you may base an evaluation of our likely performance and there is a risk that we will not be able to develop a marketable product and/or achieve profitability. Algos' prospects must be considered in light of the potential problems, expenses, complications and delays encountered in connection with the formation of a new business and the development of new pharmaceutical products, including obtaining the necessary regulatory approvals, the utilization of unproven technology and the competitive market environment in which Algos plans to operate.

If we are unable to adequately demonstrate the safety and effectiveness of our products in humans, we may not be able to procure necessary regulatory approvals to bring our products to market.


      In order to receive regulatory approval to sell our products, Algos must demonstrate that our potential products are safe and effective in humans. Although the results of Algos' trials to date have been encouraging, the results are not by themselves predictive of results that will be obtained from subsequent or more extensive trials. Furthermore, there can be no assurance that clinical trials of products under development will demonstrate the safety and efficacy of these products to the extent necessary to obtain regulatory approvals. Many pharmaceutical companies have suffered significant setbacks in advanced clinical trials, even after promising results in earlier trials. Therefore, there is a risk that we may fail to adequately demonstrate the safety and efficacy of our products which could delay or prevent regulatory approval of our products and prevent them from being sold.


      The speed with which we complete our clinical trials is dependent upon, among other factors, the ability to locate and enroll suitable patients at acceptable facilities. Accordingly, delays in planned patient enrollment in Algos' current trials or future clinical trials may result in increased costs, program delays or both, which may delay the ability of Algos to begin generating revenues.


      We currently do not have regulatory approval to sell any products. The FDA and comparable agencies in foreign countries impose substantial requirements on the introduction of pharmaceutical products through lengthy and detailed laboratory and clinical testing and other costly and time-consuming procedures. Satisfaction of these requirements typically takes a number of years and varies substantially based upon the type, complexity and novelty of the pharmaceutical products. There can be no assurance that if clinical trials are completed, Algos will be able to submit a New Drug Application or that an application will be reviewed and approved by the FDA in a timely manner, or at all. Government regulation also affects the manufacture and marketing of pharmaceutical products. Regulatory approvals, if granted, may include significant limitations on the indicated uses for which a product may be marketed, which may reduce the size of the market for Algos' product. See "Business--Government Regulation" in Algos' 1998 Annual Report on Form 10-K/A.

If Algos products are not accepted by the market, Algos will not be able to achieve profitability.

      Even if regulatory approvals are obtained and Algos products prove to be superior to alternative products on the market, uncertainty exists as to Algos' ability, or the length of time required, to achieve market acceptance of Algos products. A number of factors may limit the market acceptance of Algos products, including:

            the availability of alternative products with greater name and brand recognition than Algos,

            the price of Algos products relative to alternative products,

            the availability of third-party reimbursement and

            the extent of marketing efforts by third-party distributors or agents retained by Algos.


      Furthermore, some of the Algos products contain opioid ingredients that may require stringent record-keeping obligations, strict storage requirements and other limitations on these products' availability that could limit the distribution and commercial usage of these products. In light of these factors, there is a significant risk that Algos will not be able to gain market acceptance for its products which may prevent us from achieving profitability.


Our substantial reliance on the capital markets in order to meet our financial requirements may be dilutive of the value of Algos common stock and may impede our ability to develop and commercialize our products.


      As a development stage company, Algos requires substantial amounts of funding for its research and product development programs, operating expenses, regulatory approvals and sales and marketing expenses, and no assurance can be given that development and commercialization costs will not exceed the amounts budgeted for these purposes. Because we do not currently generate any revenues from product sales, we are dependent on our existing cash and our ability to raise additional capital in order to fund our operations until we can begin marketing our products. Any material delay in the marketing of our products may require us to raise additional capital. Algos has limited financial resources and its substantial reliance on the capital markets to satisfy its financial requirements may dilute the value of Algos common stock. Conversely, if Algos is unable to obtain sufficient funds through the financial markets or through collaborative or other arrangements on a timely basis, there is a risk that Algos may be required to delay, scale back or eliminate certain of its research, development or commercialization programs or to make arrangements with third parties to develop or commercialize products or technologies that Algos would otherwise seek to develop or commercialize itself. In the event this occurs, Algos may not be able to independently develop or commercialize any or all of its products.


If Algos is unable to successfully market and sell our products, we may be forced to license our products to others which will have an adverse effect on Algos' profitability.

      Algos intends to market and sell some or all of its products, if successfully developed and approved, through a direct sales force in the United States. However, Algos currently has limited marketing and sales staff, and has yet to establish any product distribution channels. If we are unable to develop a sales force with technical expertise or to establish appropriate distribution channels, we may be forced to license products we have developed to third parties instead of directly marketing them which may reduce our profitability.

If Algos is unable to acquire sufficient supplies from third parties, then Algos' ability to deliver our products to the market may be impeded.

      Algos currently uses, and expects to continue to use, outside contractors to manufacture drug supplies for its clinical trials. In addition, Algos currently intends to use outside contractors to manufacture products approved for sale, if any. There is no assurance that Algos will be able to obtain its requested amounts of drugs from these contractors or that supplies will not be interrupted due to FDA and/or Drug Enforcement Agency, the DEA, regulatory requirements or other reasons. If Algos cannot obtain a sufficient supply of ingredients or supplies are interrupted, this may have a material adverse effect on our reputation in the marketplace and our ability to develop and commercialize our products.

      For instance, Algos currently uses a single contract manufacturer for supplies of its most developmentally advanced product, MorphiDex'r', and suppliers of raw materials are limited. The regulatory qualification of additional suppliers and/or manufacturers may require significant time and expense. In addition, the acquisition of opioid ingredients as components of certain Algos products is subject to quota restrictions imposed and administered by the DEA. Accordingly, there is a risk that Algos will be unable to obtain its requested quantities of opioid ingredients which could be detrimental to Algos' ability to bring its product to market.

If Algos is unable to attract and retain qualified personnel, we may not be able to maintain our competitive position.


      Because of the specialized scientific nature of Algos' business, we are highly dependent upon our ability to attract and retain qualified scientific and technical personnel. The loss of significant scientific and technical personnel or the failure to recruit additional key scientific and technical personnel could have a material adverse effect on Algos' ability to develop and deliver our products to market in a competitive manner. While Algos has consulting agreements with certain key individuals and institutions and has employment agreements with certain key executives, there can be no assurance that Algos will be successful in retaining these employees or their services under existing agreements. The loss of John Lyle, Algos' Chief Executive Officer, could have a material adverse effect on Algos because of the loss of Mr. Lyle's expertise and because we would need to expend time and financial resources to seek a new Chief Executive Officer which would materially slow our efforts to develop and commercialize our products. Algos currently maintains a $6.0 million life insurance policy on Mr. Lyle. There is intense competition for qualified personnel in the areas of Algos' activities, and there can be no assurance that Algos will be able to continue to attract and retain the qualified personnel necessary for the development of its business.


If we are unable to patent our technology or are found to have violated or infringed on the patents of others, this would adversely affect our ability to generate revenues and we may not be able to receive an appropriate return on our investment.

      Algos' policy is to seek patent protection and enforce intellectual property rights. However, no assurance can be given that any patents will be allowed or will provide protection against competitive products or otherwise be commercially viable. In this regard, the patent position of pharmaceutical compounds and compositions is particularly uncertain. Because we are a development stage company without brand name recognition for our products, our ability to sucessfully patent and protect the technologies we are developing or may develop in the future is especially crucial to our ability to generate future revenues and maintain our competitive position. However, there is a risk that Algos' pending patent applications may not be allowed, or if they are allowed, that the scope of the claims allowed will be insufficient to protect Algos products. Furthermore, even issued patents may later be modified or revoked by the United States Patent and Trademark Office, the PTO, or in legal proceedings. Any of these outcomes would reduce future revenues and the return on any investment in Algos.


      In addition, no assurance can be given as to whether Algos will be able to avoid violating or infringing upon patents issued to others. If Algos were found to be infringing on a patent held by another, Algos might have to seek a license to use the patented technology. There can be no assurance that, if required, Algos would be able to obtain the appropriate license on terms acceptable to Algos, if at all. If a legal action were to be brought against Algos or its licensors or licensees, Algos could incur substantial costs in defending itself, and there can be no assurance that the action would be resolved in Algos' favor. If a patent infringement dispute were to be resolved against Algos, Algos could be subject to significant damages and the manufacture or sale of one or more of Algos' technologies or proposed products, if developed, could be stopped.


If third party reimbursement for our products is unavailable or inadequate, we may not be able to realize an appropriate return on our investment and/or the market acceptance of our products could be adversely affected.


      Algos' ability to commercialize its pain management products may depend in part on the extent to which reimbursement for the costs of these products will be available from government health administration authorities, private health insurers and others. Government, private insurers and other third-party payers are increasingly attempting to contain health care costs by limiting both coverage and the level of reimbursement for new products approved for marketing by the FDA and by refusing, in some cases, to provide any coverage for uses of approved products for indications for which the FDA has not granted marketing approval. Because we are developing a drug that may have higher costs than generic alternatives that are currently available, there is a risk that insurers will be unwilling to provide coverage for our product. If adequate coverage and reimbursement levels are not provided by government and third-party payers for uses of Algos products, the market acceptance of our products could be adversely affected and/or Algos may not be able to establish and maintain price levels sufficient for the realization of an appropriate return on our investment.


If Algos incurs indemnification liability, or a products liability suit is successfully prosecuted against us, we may not have sufficient funds to pay the resulting liability.

      Algos will be exposed to potential product liability risks, which are inherent in the testing, manufacturing and marketing of human therapeutic products. In addition, Algos is contractually obligated under certain of our license agreements to indemnify the individuals and/or institutions from whom we have licensed the technology against claims relating to the manufacture and sale of the products to be sold by Algos. Algos' indemnification liability, as well as direct liability to consumers for any defects or health risks in the products sold, could expose Algos to substantial losses which would reduce earnings and funds available for research and development activities.


      Algos currently carries certain liability insurance for our clinical trial activities but does not have product liability insurance covering the commercial use of our products. We plan to purchase appropriate product liability insurance prior to marketing our products. McNeil Consumer Products Company is required by its license agreement to maintain product liability insurance and may sell insurance to cover its indemnification obligations to Algos. However, there can be no assurance that Algos will be able to obtain or maintain insurance on acceptable terms or that any insurance obtained will provide adequate coverage against potential liabilities.

If the McNeil License Agreement is terminated and Algos desires to develop and commercialize its over-the-counter products, Algos may be forced to do so itself which may reduce profits.

      We are relying on McNeil to commercialize products involving acetaminophin, ibuprofen and certain other over-the-counter pain relievers. Acetaminophin is the active ingredient in Tylenol and ibuprofen is the active ingredient in Motrin, both of which are manufactured by McNeil. If the agreement with McNeil is terminated, then in the event that we desire to develop and commercialize our products, we may be forced to do so ourselves. Because Algos does not have the same level of resources as McNeil, this may reduce any potential future revenues we may otherwise generate.

      The license agreement dated June 26, 1996 with McNeil Consumer Products Company extends until the later of the expiration of Algos' patent rights or ten years from the date of execution, provided that the agreement is terminable:

            by either party in the event of a breach by the other party upon 90 days notice or upon certain events of bankruptcy;

            by McNeil Consumer Products Company, at any time upon 60 days notice; and

            by Algos upon certain other circumstances.

If Algos' competitors succeed in developing competing technologies more rapidly than Algos, the products we are developing may be rendered obsolete which would prevent us from successfully competing in our target markets.

      As a development stage company, Algos' success will largely depend upon its ability to successfully achieve market share at the expense of existing and established products in Algos' target markets. A number of pharmaceutical companies are developing pain relief products. Many of Algos' competitors have a significantly higher degree of brand name recognition and substantially more financial resources than those of Algos. They also may have greater research and development capacities, experience, recognition and marketing, financial and managerial resources than Algos. Accordingly, if Algos' competitors succeed in developing competing technologies and obtaining FDA approval for products more rapidly than Algos, Algos products or technologies may be rendered non-competitive or obsolete in which case we would be unable to compete in our target market.

A third party may have difficulty successfully mounting a takeover bid for control of Algos which could prevent you from maximizing the value of your Algos common stock and could make your investment less liquid.

      The ownership of Algos is concentrated, with a small group of stockholders, directors, officers and related investors owning approximately 40% of the common stock. These stockholders, if they acted together, would have the ability to influence significantly the election of Algos' directors as well as the management and policies of Algos. This concentration of ownership may have the effect of delaying or preventing a change of control of Algos. Certain other provisions of Algos' Amended and Restated Certificate of Incorporation could also have the effect of delaying or preventing changes of control or management of Algos, which could adversely affect the market price and liquidity of our common stock. In addition, Algos is subject to the anti-takeover provisions of
Section 203 of the Delaware General Corporation Law, which prohibits Algos from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person first becomes an "interested stockholder," unless the business combination is approved in a prescribed manner. The application of these provisions could have the effect of delaying or preventing a change of control of Algos and could make your investment less liquid.

If we, our contractors or other entities are unable to adequately address the potential disruptions to computer systems that may occur due to the advent of the year 2000, we may not be able to effectively develop or commercialize our products.

      A potential problem exists for all companies that rely on computers as the year 2000 approaches. Computer software applications and systems that use only the last two digits of a year to refer to a year may not properly recognize the year 2000. This could cause a disruption of our operations, including, among other things, a temporary inability to engage in normal business activities. Because new development projects have not yet commenced and because we have not completed our preparations for the commercialization and marketing of our products, our assessment of our readiness with respect to the potential year 2000 computer problem is not complete.

      For example, with respect to product development activities at Algos, if certain data management and statistical applications do not function properly, the analysis and reporting of study results could be delayed and the timing of subsequent development activities and regulatory filings could be adversely affected.

      Algos may make significant additions to and changes in its existing computer software applications and systems and/or the use of these systems in anticipation of the possible commercialization of MorphiDex'r'. If Algos makes any of these additions or changes, it would affect Algos' exposure to the potential year 2000 computer problem since Algos would become more reliant on its computer software applications and systems. If FDA approval of MorphiDex'r' is received in 1999, we expect to rapidly begin commercialization efforts. Algos will place significant dependence on the third parties' computer systems for purchasing, production, customer order entry and invoicing and other related activities. A disruption in these systems could result in lost revenue from inventory shortages, improper execution of customer orders and/or delays in the resolution and collection of outstanding invoices.

      As part of our development and commercialization efforts, we will ask our outside vendors, manufacturers, suppliers and service providers whether they and/or any additional information systems and software that we acquire from them are year 2000 compliant. However, these parties may be unable or unwilling to make assurances of their year 2000 compliance. And, even if we do receive assurances of year 2000 compliance, the parties making the assurances may not in fact be year 2000 compliant. In the event any of our outside vendors, manufacturers, suppliers and service providers are not year 2000 compliant, we will likely be prevented from developing or commercializing some or all of our products in a timely or efficient manner.

                       WHERE YOU CAN FIND MORE INFORMATION


      Algos files annual and quarterly reports, proxy statements and other information with the Securities and Exchange Commission, the SEC. You may read and copy any document we file with the SEC at the SEC's public reference rooms at 450 Fifth Street, N.W., Judiciary Plaza, Room 1024, Washington, D.C. 20549, and at the SEC's regional offices at Seven World Trade Center, 13th Floor, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of this material can be obtained at prescribed rates upon request from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The SEC also maintains a website that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC through its Electronic Data Gathering, Analysis and Retrieval System. The SEC's website is located at http://www.sec.gov.

We have filed a registration statement of which this prospectus is a part and related exhibits with the SEC under the Securities Act of 1933, the Securities Act. The registration statement contains additional information about us and the securities. You man inspect the registration statement and exhibits without charge at the office of the SEC at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and you may obtain copies from the SEC at prescribed rates.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The SEC allows us to "incorporate by reference" the information we file with the SEC, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus. Any statement contained in a document which is incorporated by reference in this prospectus is automatically updated and superseded if information contained in this prospectus, or information that we later file with the SEC, modifies or replaces this information. We incorporate by reference the following documents we filed with the SEC:


            Annual Report of Algos on Form 10-K/A for the year ended December 31, 1998 (File number 000-28844);

            Quarterly Report of Algos on Form 10-Q for the quarter ended March 31, 1999 (File number 000-28844);


            The description of Algos common stock, which is registered under
            Section 12 of the Securities Exchange Act of 1934, the Exchange Act, contained in its Registration Statement on Form S-1 filed with the SEC on May 22, 1996 (File number 333-04313) and as amended by Forms S-1A filed on August 30, 1996 (File number 333-04313), September 6, 1996 (File number 333-04313), September 17, 1996 (File number 333-04313), and September 25, 1996 (File number 333-04313); and

            All other reports and other documents filed by Algos with the SEC since December 31, 1998, in compliance with Section 13(a) or 13(d) of the Exchange Act.


      All documents subsequently filed by Algos with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the offering will be considered to be incorporated by reference into this prospectus and to be a part of this prospectus from the dates of the filing of those documents.


      To receive a free copy of any of the documents incorporated by reference in this prospectus other than exhibits, unless they are specifically incorporated by reference in the documents, call or write Algos Pharmaceutical Corporation, 1333 Campus Parkway, Neptune, New Jersey 07753-6815, Attention:
Investor Relations (732) 938-5959.

      You should rely only on the information incorporated by reference or set forth in this prospectus or the applicable prospectus supplement. We have not authorized anyone else to provide you with different information. The selling stockholders may only use this prospectus to sell securities if it is accompanied by a prospectus supplement to the extent one is required. We are only offering these securities in states where the offer is permitted. You should not assume that the information in this prospectus or the applicable prospectus supplement is accurate as of any date other than the dates on the front of these documents.

                           FORWARD-LOOKING STATEMENTS

      Some of the information included and incorporated by reference in this prospectus contains "forward-looking" statements that are based on management's beliefs and assumptions, current expectations, estimates and projections. Statements that are not historical facts, including statements that are preceded by, followed by, or that include the words "believes," "anticipates," "plans," "expects," or similar expressions and statements about Algos' development and commercialization schedule and future use of funds are forward-looking statements. Many of the factors that will determine Algos' future results are beyond the ability of Algos to control or predict. These statements are subject to risks and uncertainties and, therefore, actual results may differ materially. You should not rely on any forward-looking statement. Algos undertakes no obligations to update any forward-looking statements whether as a result of new information, future events or otherwise. Important factors that may affect Algos' future results include, but are not limited to:

            uncertainty associated with pre-clinical studies and clinical trials and regulatory approval;

            uncertainty of market acceptance of new products;

            the impact of competitive products and pricing;

            product development;

            changes in laws and regulations;

            customer demand;

            possible future litigation;

            the availability of future financing; and

            reimbursement policies of government and private health insurers and others.

You should evaluate any forward-looking statement contained in this prospectus in light of these important factors. We caution you not to place undue reliance on forward-looking statements.

                                 USE OF PROCEEDS

      Algos will not receive any proceeds from the sale of the shares of common stock. Algos will receive proceeds from the exercise of any warrants to purchase common stock of Algos if and when the warrants are exercised. Algos intends to use the net proceeds from the exercise of any warrants to fund anticipated research, product development and commercialization activities and for working capital. Pending these uses, the net proceeds will be invested in interest bearing or income producing accounts.

                                 DIVIDEND POLICY

      Algos has never declared or paid any cash dividends on its capital stock. Algos currently intends to retain earnings, if any, to support its growth strategy and does not anticipate paying cash dividends in the foreseeable future. Payment of future dividends, if any, will be at the discretion of Algos' Board of Directors after taking into account various factors, including Algos' financial condition, operating results, current and anticipated cash needs and plans for expansion.

        CERTAIN PROVISIONS OF DELAWARE LAW AND OF OUR CHARTER AND BY-LAWS


      Algos is subject to the provisions of Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder unless the transaction was approved in a prescribed manner or another prescribed exception applies. For purposes of Section 203, a "business combination" is defined broadly to include a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and subject to certain exceptions, an "interested stockholder" is a person who, together with affiliates and associates owns -- or within three years prior, did own -- 15% or more of the corporation's voting stock.

      Algos' Amended and Restated By-Laws provides for a Board of Directors classified into three classes, with the directors elected at Algos' annual meetings. Directors in each class will be elected for three-year terms on a staggered basis. All directors elected to Algos' classified Board of Directors will serve until the election and qualification of their successors or their earlier resignation or removal. The Board of Directors is authorized to create and fill new directorships. The Board of Directors may also specify the class to which the new position is assigned, and the person filling the position would serve for the term applicable to that class. The Board of Directors or its remaining members is also empowered to fill vacancies on the Board of Directors occurring for any reason for the remainder of the term of the class of directors in which the vacancy occurred. After classification of the Board of Directors, directors may only be removed for cause. These provisions are likely to increase the time required for stockholders to change the composition of the Board of Directors.

      Algos' Amended and Restated By-Laws also provides that, for nomination to the Board of Directors or for other business to be properly brought by a stockholder before a meeting of stockholders, the stockholder must first have given timely notice thereof in writing to the Secretary of Algos. To be timely, a stockholder's notice generally must be delivered not less than sixty days nor more than ninety days prior to the annual meeting. If the meeting is not an annual meeting, the notice must generally be delivered not more than ninety days prior to the special meeting and not later than the later of sixty days prior to the special meeting and ten days following the day on which public announcement of the meeting is first made by Algos. Only the business specified in a notice of meeting shall be conducted at a special meeting of stockholders. The notice by a stockholder must contain, among other things, certain information about the stockholder delivering the notice and, as applicable, background information about the nominee or a description of the proposed business to be brought before the meeting.


      Algos' Amended and Restated Certificate of Incorporation also requires that any action required or permitted to be taken by stockholders of Algos must be effected at a duly called annual or special meeting of stockholders and may not be effected by a consent in writing. Special meetings may be called only by the Chairman of the Board or the President of Algos or by the majority of the whole Board of Directors.

      The Delaware General Corporate Law provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or by-laws, unless the corporation's certificate of incorporation or by-laws, as the case may be, requires a greater percentage. Algos' Amended and Restated Certificate of Incorporation requires the affirmative vote of the holders of at least 66 2/3% of the outstanding voting stock of Algos to amend or repeal any of the provisions discussed in this section entitled "Certain Provisions of Delaware Law and of Our Charter and By-Laws" relating to the Amended and Restated Certificate of Incorporation or to reduce the number of authorized shares of common stock and preferred stock. The 66 2/3% vote is also required for any amendment to or repeal of Algos' Amended and Restated By-Laws by the stockholders. The Amended and Restated By-Laws may also be amended or repealed by a majority vote of the Board of Directors. The 66 2/3% stockholder vote would be in addition to any separate class vote that might in the future be required under the terms of any preferred stock that might then be outstanding.

      The provisions of Algos' Amended and Restated Certificate of Incorporation and Amended and Restated By-Laws discussed above could make more difficult or discourage a proxy contest or other change in the management of Algos or the acquisition or attempted acquisition of control by a holder of a substantial block of Algos' stock. It is possible that these provisions could make it more difficult to accomplish, or could deter, transactions which stockholders may otherwise consider to be in their best interests.


      As permitted by the Delaware General Corporate Law, Algos' Amended and Restated Certificate of Incorporation provides that directors of Algos shall not be personally liable to Algos or its stockholders for monetary damages for breach of their fiduciary duties as directors, except for liability for:

            any breach of their duty of loyalty to Algos and its stockholders,

            acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

            unlawful payments of dividends or unlawful stock repurchases or redemptions, as provided in Section 174 of the Delaware General Corporate Law or

            any transaction from which the director derives an improper personal benefit.


      Algos' Amended and Restated Certificate of Incorporation and Amended and Restated By-Laws provide that Algos shall indemnify its directors and officers to the fullest extent permitted by Delaware law and advance expenses to its directors and officers to defend any action for which rights of indemnification are provided.


                              SELLING STOCKHOLDERS

      The table on the following page sets forth information with respect to the beneficial ownership of common stock by each selling stockholder as of the close of business on March 31, 1999, and the shares that may be offered by each selling stockholder from time to time with this prospectus. Unless otherwise indicated, each person has sole voting and sole dispositive power with respect to all shares shown. In reviewing the table, please note the following:

            Percentage ownership of the selling stockholders prior to the offering is calculated as a fraction expressed as a percentage, the numerator of which is the sum of:

                 the number of shares of common stock owned by each selling stockholder prior to the offering; plus the number of warrant shares that selling stockholder has a right to acquire;

            and the denominator of which is the sum of:

                 the total number of shares of common stock outstanding; plus the number of warrant shares that selling stockholder has the right to acquire.

            In the case of Biotech Target S.A., this percentage takes into account shares issuable upon the exercise of a warrant that does not become exercisable until November 9, 1999. We have used an asterisk

            (*) to indicate those selling stockholders who own less than one percent (1%) of Algos common stock.


            The shares held by Biotech Target S.A. set forth in the following table under the heading "Number of Shares Offered" are being registered by Algos in accordance with the terms of a purchase and registration rights agreement between Algos and Biotech Target S.A. and a warrant held by Biotech Target S.A. See "Private Placement and Stockholders' Agreement."


            EBC Zurich AG, a selling stockholder, has informed Algos that it has no present intention of selling shares under this registration statement but reserves the right to determine, from time to time, whether it wishes to sell shares under this registration statement.

            For purposes of the following table, we have assumed that all shares of common stock offered by each selling stockholder will be sold.


                                                         Beneficial Ownership
                              ---------------------------------------------------------------------------------
                              Prior to the Offering
                              ---------------------    Number of Shares    Number of Shares   Percent After the
   Selling Stockholders       Number        Percent         Offered       After the Offering      Offering
--------------------------    ---------     -------    ----------------   ------------------  -----------------
Biotech Target S.A. (BB       1,415,000        8.0         1,250,000            165,000                *
Biotech AG is the
beneficial owner of the
shares)
EBC Zurich AG (Unifina        1,734,700        9.9         1,734,700                  0                0
Holding AG is the
beneficial owner of the
shares)
Josephthal & Co.                 16,932         *             16,932                  0                0
(formerly Josephthal Lyon
& Ross Incorporated)
Robert Zelinka                   17,181         *             17,181                  0                0
Peter James Larkworthy              830         *                830                  0                0
Alexander Cotsalas                  830         *                830                  0                0
Robert T. McAleer                 5,727         *              5,727                  0                0
Deborah J. Nash                     492         *                332                160                *
Philip L. Dodge                     498         *                498                  0                0
Timothy L. Jones                    996         *                996                  0                0

                              PLAN OF DISTRIBUTION


      The shares offered with this prospectus may be sold from time to time to purchasers directly by any of the selling stockholders or certain transferees or affiliates of the selling stockholders. Alternatively, a selling stockholder may from time to time offer the shares offered with this prospectus through underwriters, dealers or agents who may receive compensation in the form of underwriting discounts, concessions or commissions from the selling stockholder and/or the purchasers of the shares for whom they act as agents. EBC Zurich AG has informed Algos that it has no present intention of selling shares under this registration statement but reserves the right to determine, from time to time, whether it wishes to sell shares under this registration statement.

      Sales of the shares offered with this prospectus may be made on the Nasdaq National Market or the over-the-counter market or otherwise at prices and on terms then prevailing or at prices related to the then-current market price, or in negotiated transactions. These prices will be determined by the selling stockholder or by agreement between the selling stockholder and underwriters or dealers.


      The shares may be sold in or by:

            a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction, purchases by a broker or dealer as principal and resale by that broker or dealer for its account in accordance with this prospectus,

            an exchange distribution in accordance with the rules of that exchange,

            ordinary brokerage transactions and transactions in which the broker solicits purchases, and privately negotiated transactions.


      In effecting sales, brokers or dealers engaged by the selling stockholder may arrange for other brokers or dealers to participate. A selling stockholder also may, from time to time with the consent of Algos, authorize underwriters acting as its agent to offer and sell shares upon the terms and conditions set forth in any prospectus supplement. Underwriters, brokers or dealers will receive commissions or discounts from a selling stockholder in amounts to be negotiated. These underwriters, brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with the sales and any discounts and commissions received by them, and any profit realized by them on the resale of the shares may be deemed to be underwriting discounts and commissions under the Securities Act.

      In order to comply with certain state securities laws, if applicable, the shares will be sold in these jurisdictions only through registered or licensed brokers or dealers. In certain states, the shares may not be sold unless the shares have been registered or qualified for sale in that state or an exemption from registration or qualification is available and is complied with.

      Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of the shares may not simultaneously engage in market-making activities with respect to those shares, except in accordance with applicable laws. In addition, each selling stockholder and any other person participating in a distribution will be subject to the applicable provisions of the Exchange Act and the rules and regulations promulgated under the Exchange Act. These include, without limitation, Rule 10b-5 and Regulation M, which are provisions that may limit the timing of purchases and sales of any of the shares by a selling stockholder or any other person. These rules and regulations may affect the marketability of the shares.

      Certain contractual obligations require that Algos pay all the fees and expenses incident to the registration of the shares, including those shares issuable upon the exercise of the warrants. However, Algos is not obligated to pay any underwriting discounts and commissions, if any, or any selling stockholder's counsel fees and expenses, if any. Algos has agreed to maintain the effectiveness of the registration statement until November 9, 2003, unless extended, or a shorter period that will terminate on the date as of which all securities registered under this prospectus have been sold or may be freely sold without registration under the Securities Act. Algos has agreed to indemnify the selling stockholders against certain liabilities, including liabilities under the Securities Act. In addition, each of the selling stockholders has agreed to indemnify Algos against certain liabilities, including liabilities under the Securities Act.

                                  LEGAL MATTERS

      Certain legal matters in connection with the offering will be passed upon for Algos by Latham & Watkins. Roger H. Kimmel, a director of Algos, is a partner of Latham & Watkins, and several trusts that have been established for the benefit of the Kimmel family own shares of the common stock. In addition, other partners of Latham & Watkins, in the aggregate, own less than 2.0% of the common stock.

                                     EXPERTS

      The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K/A for the year ended December 31, 1998, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

================================================================================

                                    3,028,026

                        ALGOS PHARMACEUTICAL CORPORATION

                                  Common Stock

                                 ---------------
                                   PROSPECTUS
                                 ---------------

                                  MAY __, 1999

================================================================================

                 PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

      The following table itemizes the expenses incurred by the Registrant in connection with the issuance and registration of the common stock being registered hereunder. All amounts shown are estimates except the SEC registration fee.

SEC Registration Fee...............................   $ 27,522.00
Printing and Engraving Expenses....................   $  3,000.00
Legal Fees and Expenses (other than Blue Sky)......   $ 41,000.00
Accounting Fees and Expenses.......................   $ 24,000.00
Nasdaq Listing Fees................................   $ 17,500.00
Miscellaneous Expenses.............................   $  2,000.00
                                                      -----------
Total..............................................   $115,022.00
                                                      ===========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

      Section 145 of the Delaware General Corporation Law and Article SEVENTH of the Amended and Restated Certificate of Incorporation provide for indemnification of Algos' directors and officers in a variety of circumstances, which may include liabilities under the Securities Act of 1933, the Securities Act. Article SEVENTH provides that unless otherwise determined by the Board of Directors, Algos shall indemnify, to the full extent permitted by the laws of Delaware as from time to time in effect, the persons described in Section 145 of the Delaware General Corporation Law.

      The general effect of the provisions in Algos' Amended and Restated Certificate of Incorporation and the Delaware General Corporation Law is to provide that Algos shall indemnify its directors and officers against all liabilities and expenses actually and reasonably incurred in connection with the defense or settlement of any judicial or administrative proceedings in which they have become involved by reason of their status as corporate directors or officers, if they acted in good faith and in the reasonable belief that their conduct was neither unlawful, in the case of criminal proceedings, nor inconsistent with the best interests of Algos. With respect to legal proceedings by or in the right of Algos in which a director or officer is adjudged liable for improper performance of his duty to Algos or another enterprise for which such person served in a similar capacity at the request of Algos, indemnification is limited by such provisions to that amount which is permitted by the court.

ITEM 16. EXHIBITS

      The following is a complete list of Exhibits filed as part of this Registration Statement.

EXHIBIT NO.   TITLE
-----------   -----
   1.1*       Purchase and Registration Rights Agreement, dated as of November
              9, 1998, between Algos Pharmaceutical Corporation and Biotech
              Target S.A., a Panamanian corporation


   1.2*       Waiver Letter Agreement, dated March 9, 1999, by and between Algos
              Pharmaceutical Corporation and Biotech Target, S.A.


   4.1*       Warrant to Purchase 250,000 Shares of Common Stock of Algos
              Pharmaceutical Corporation, acquired by Biotech Target S.A., a
              Panamanian corporation, dated November 9, 1998

   5.1*       Opinion of Latham & Watkins as to the validity of the Common Stock

  23.1        Consent of PricewaterhouseCoopers LLP

  23.3*       Consent of Latham & Watkins (included in Exhibit 5.1)

  24*         Power of Attorney


---------------

* previously filed


ITEM 17. UNDERTAKINGS

      The undersigned Registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

            Provided, however, that subparagraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in the periodic reports filed by the Registrant under Section 13 or Section 15(d) of the Securities Exchange Act of 1934, that are incorporated by reference in this registration statement.

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      The undersigned Registrant hereby further undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report under Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      The undersigned Registrant hereby further undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished in compliance with Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

      The undersigned Registrant hereby further undertakes that:

      (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance under Rule 430A and contained in a form of prospectus filed by the Registrant under Rule 424(b)(1) or (4), or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

      (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant under the provisions described under Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


      In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3/A and has duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized in the City of New York, State of New York, on the 25th day of May, 1999.


                                        ALGOS PHARMACEUTICAL CORPORATION


                                        By /s/ JOHN W. LYLE
                                           -------------------------------------
                                           John W. Lyle
                                           President and Chief Executive Officer

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


          NAME                           TITLE                        DATE
          ----                           -----                        ----
   /s/ JOHN W. LYLE      President, Chief Executive Officer and      May 25, 1999
-----------------------  Director
    (JOHN W. LYLE)


 /s/ DONALD G. DRAPKIN   Director                                    May 25, 1999
-----------------------
  (DONALD G. DRAPKIN)


  /s/ JAMES R. LEDLEY    Assistant Secretary and Director            May 25, 1999
-----------------------
   (JAMES R. LEDLEY)


 /s/ DIETER A. SULSER    Director                                    May 25, 1999
-----------------------
  (DIETER A. SULSER)


  /s/ MICHAEL HYATT      Director                                    May 25, 1999
-----------------------
    (MICHAEL HYATT)


  /s/ ROGER H. KIMMEL    Director                                    May 25, 1999
-----------------------
   (ROGER H. KIMMEL)


   /s/ GARY ANTHONY      Chief Financial Officer                     May 25, 1999
-----------------------
    (GARY ANTHONY)


   /s/ GARY ANTHONY      Principal Accounting Officer                May 25, 1999
-----------------------
    (GARY ANTHONY)


EXHIBIT INDEX


EXHIBIT NO.   TITLE
-----------   -----
   1.1*       Purchase and Registration Rights Agreement, dated as of November
              9, 1998, between Algos Pharmaceutical Corporation and Biotech
              Target S.A., a Panamanian corporation


   1.2*       Waiver Letter Agreement, dated March 9, 1999, by and between Algos
              Pharmaceutical Corporation and Biotech Target, S.A.


   4.1*       Warrant to Purchase 250,000 Shares of Common Stock of Algos
              Pharmaceutical Corporation, acquired by Biotech Target S.A., a
              Panamanian corporation, dated November 9, 1998

   5.1*       Opinion of Latham & Watkins as to the validity of the Common Stock

  23.1        Consent of PricewaterhouseCoopers LLP

  23.3*       Consent of Latham & Watkins (included in Exhibit 5.1)

   24*        Powers of Attorney


-----------

* previously filed


                       STATEMENT OF DIFFERENCES

The trademark symbol shall be expressed as.......................... 'TM'
The registered trademark symbol shall be expressed as...............  'r'